Exhibit 99.1

1 North Brentwood Boulevard	Phone: 314.854.8000
15th Floor	Fax: 314.854.8003
St. Louis, Missouri 63105
www.Belden.com

News Release

Belden Announces Successful Completion of Tripwire Acquisition

St. Louis, Missouri – January 5, 2015 – Belden Inc. (NYSE: BDC), a global leader in signal transmission solutions for mission critical applications, today announced that it has completed the acquisition of Tripwire, a leading global provider of advanced threat, security and compliance solutions.

Tripwire, a leader in security and vulnerability management, enables enterprises, service providers, manufacturers, and government agencies to confidently detect, prevent, and respond to growing security threats. This addition allows Belden to provide a vital element to its customer’s connected environments as they look to secure critical infrastructure from cybersecurity threats.

“We look forward to offering our customers one of the most comprehensive and secure network solutions in the market today. Tripwire technology paired with Belden’s application expertise across Enterprise, Industrial and Broadcast markets will position Belden as a leader in helping customers deploy and secure the ‘Internet of Things’,” said John Stroup, President and CEO of Belden.

The acquisition of Tripwire will be immediately accretive to adjusted income from continuing operations per diluted share with an estimated impact of approximately $0.65 in 2015.

As a result of this successful outcome, the company increases its guided range for 2015 adjusted revenues from $2.40 - $2.45 billion to $2.565 - $2.615 billion and adjusted income from continuing operations per diluted share from $4.70 - $5.00 to $5.35 - $5.65.

A more detailed discussion of the financial impact will occur on Belden’s regularly scheduled fourth quarter 2014 earnings conference call on Thursday, February 5, 2015.

Use of Non-GAAP Financial Information

Adjusted results are non-GAAP measures that reflect certain adjustments the Company makes to provide insight into operating results. These results exclude certain items including purchase accounting effects related to acquisitions, revenue and cost of sales deferrals, severance and other restructuring costs, gains (losses) recognized on the disposal of tangible assets, amortization of intangible assets, gains (losses) on debt extinguishment, and other costs. A GAAP to non-GAAP reconciliation is included in this release.

Forward Looking Statements

Certain statements in this release and the attachments may constitute “forward-looking statements.” Such statements relate to a variety of matters, including: the operations of the businesses of Belden and Tripwire as a combined entity; the expected benefits of the integration of the two companies; the combined company’s plans, objectives, expectations and intentions; and other statements that are not historical fact (such as future revenues, costs and expenses, operating income, earnings per share, margins, cash flows, dividends, and capital expenditures).

These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Belden regarding future events and are subject to significant risks and uncertainty. Investors are cautioned not to place reliance on any such forward-looking statements, which speak only as of the date they are made. Belden undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including: the risk that the businesses will not be integrated successfully; the loss of senior management or key employees of Belden or Tripwire; the possibility of disruption from the merger making it more difficult to maintain business and operational relationships; any actions taken by either of the companies, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); developments beyond the combined company’s control, including: changes in domestic or global economic conditions, competitive conditions and consumer preferences; natural disasters; international, political or military developments; and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Annual Report on Form 10-K of Belden for the year ended December 31, 2013 filed with the SEC on February 27, 2014, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by Belden.

About Belden

St. Louis-based Belden Inc. delivers a comprehensive product portfolio designed to meet the mission-critical network infrastructure needs of industrial, enterprise and broadcast markets. With innovative solutions targeted at reliable and secure transmission of rapidly growing amounts of data, audio and video needed for today’s applications, Belden is at the center of the global transformation to a connected world. Founded in 1902, the company is headquartered in St. Louis and has manufacturing capabilities in North and South America, Europe and Asia. For more information, visit us at www.belden.com or follow us on Twitter @BeldenInc.

Contact:

Belden Investor Relations

314-854-8054

Investor.Relations@Belden.com

BDC-G

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BELDEN INC.

RECONCILIATION OF NON-GAAP MEASURES

2015 REVENUE AND EARNINGS GUIDANCE

Year Ended
December 31, 2015
Adjusted revenues	$2.565 - $2.615 billion
Deferred revenue adjustments	($54 million)

GAAP revenues	$2.511 - $2.561 billion

Adjusted income from continuing operations per diluted share	$5.35 - $5.65
Amortization of intangible assets from acquisitions completed prior to 2015	($0.92)
Deferred gross profit adjustments	($0.73)
Productivity improvement programs	($0.27)
Tripwire compensation expense resulting from the acquisition	($0.13)
Tripwire acquisition integration costs	($0.03)
Amortization of intangible assets and other effects of purchase accounting for Tripwire acquisition	*

GAAP income from continuing operations per diluted share	*

*	The estimated impact of amortization of intangibles and other effects of our purchase accounting process are not yet available. These amounts will be determined in connection with the use of a third party valuation specialist.

Our guidance for revenues and income from continuing operations per diluted share is based upon the extent of information currently available regarding events and conditions that will impact our future operating results for 2015. Our actual results may be impacted by other additional events for which information is not available, such as asset impairments, purchase accounting effects related to acquisitions, severance and other restructuring costs, gains (losses) recognized on the disposal of tangible assets, gains (losses) on debt extinguishment, discontinued operations, and other gains (losses) related to events or conditions that are not yet known.